Exhibit 10.28

SECOND AMENDMENT TO OFFICE BUILDING LEASE AGREEMENT

(Sunnova Energy Corporation 20 Greenway Plaza)

THIS SECOND AMENDMENT TO OFFICE BUILDING LEASE AGREEMENT (this “Amendment”) is dated effective and for identification purposes as of June 1, 2015, and is made by and between 20 GREENWAY PLAZA LLC, a Delaware limited liability company (“Landlord”), and SUNNOVA ENERGY CORPORATION, a Delaware corporation (“Tenant”).

RECITALS:

WHEREAS, Landlord and Tenant entered into that certain Office Building Lease Agreement dated August 29, 2014, as amended by that certain First Amendment to Office Building Lease Agreement (the “First Amendment”) dated May 18, 2015 (collectively, the “Lease”), pertaining to the premises currently comprised of a total of approximately 22,744 rentable square feet of space, commonly referred to as Suite 350 (containing approximately 2,850 rentable square feet of space) and Suite 475 (containing approximately 19,894 rentable square feet of space) (collectively, the “Premises”), of 20 East Greenway Plaza, Houston, Texas 77046 (the “Building”); and

WHEREAS, Landlord and Tenant desire to enter into this Amendment to expand the Premises and provide for certain other matters as more fully set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree that the Lease shall be amended in accordance with the terms and conditions set forth below.

1. Definitions. The capitalized terms used herein shall have the same definitions as set forth in the Lease, unless otherwise defined herein.

2. Extension. The parties hereby acknowledge and agree that the Lease Term expires on August 31, 2020. However, Landlord and Tenant desire to extend the Lease Term on the terms and conditions set forth herein. Accordingly, subject to the terms and conditions set forth in this Amendment, the Lease Term is hereby extended for an additional period of twenty-three (23) months (the “Extension Term”), commencing on September 1, 2020 (the “Extension Commencement Date”), and expiring on July 31, 2022 (the “Extension Expiration Date”). The parties hereby acknowledge and agree that Tenant shall have the option to renew and further extend the Lease Term with respect to the Premises (as expanded by Suite 750), as specifically set forth in Section 2 of Rider One attached to the Lease. Except as otherwise specifically stated herein, and subject to the terms and provisions of the Lease, Tenant hereby accepts the Premises in its present “as-is” condition.

3. Expansion.

(a) Suite 750. The term “Suite 750” is hereby defined to be and to mean that certain space located on the seventh (7th) floor of the Building commonly referred to as Suite 750, consisting of approximately 19,494 rentable square feet of space (which square footage is the final agreement of the parties as to the total square footage of Suite 750, and not subject to adjustment), as outlined on Exhibit A attached hereto and incorporated herein by this reference. Accordingly, effective as of the Delivery Date (as hereinafter defined), the Premises, as expanded, shall be deemed to consist of a collective total of approximately 42,238 rentable square feet of space.

(b) Suite 750 Commencement Date. The term “Suite 750 Commencement Date” is hereby defined to be and to mean the earlier of (i) the day that is ninety (90) days following the date upon which Landlord delivers Tenant exclusive possession of Suite 750 (the “Delivery Date”), which Delivery Date shall be on the date of the full execution of this Amendment, or (ii) the date Tenant occupies any portion of Suite 750 for purposes of conducting its normal business operations therein. From and after the Delivery Date, the terms and conditions of the Lease as hereby amended shall apply, except that Tenant shall not be required to pay Rent for any period(s) prior to the applicable Suite 750 Commencement Date for Suite 750. Tenant shall be allowed access to Suite 750 prior to the Suite 750 Commencement Date after mutual execution of this Amendment, to install furniture and equipment (so long as such installation does not interfere with any of the work being performed in Suite 750).

(c) Suite 750 Term. The term “Suite 750 Term” is hereby defined to be and to mean that period of time commencing on the Suite 750 Commencement Date and expiring contemporaneously with the Lease Term on the Extension Expiration Date.

(d) Acceptance. Effective as of the Delivery Date, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, on the terms and conditions set forth in the Lease and herein, Suite 750. Tenant shall accept Suite 750 in its present “as is” condition, subject to the terms and provisions of Exhibit B attached hereto and incorporated herein by this reference.

4. Base Rent. During the Suite 750 Term, Tenant shall pay to Landlord Base Rent for Suite 750, which shall be payable in monthly installments, as follows:

SUITE 750

Months	Annual Rate/RSF	Monthly Installment
Suite 750 Commencement Date - Month 03	$18.00	$0.00	*
Month 04 - Month 12	$18.00	$29,241.00
Month 13 - Month 24	$18.50	$30,053.25
Month 25 - Month 36	$19.00	$30,865.50
Month 37 - Month 48	$19.50	$31,677.75
Month 49 - Month 60	$20.00	$32,490.00
Month 61 - Month 72	$20.50	$33,302.25
Month 73 - 07/31/22	$21.00	$34,114.50

*

Such abatement shall apply solely to payment of the monthly installments of Base Rent and Additional Rent applicable to Suite 750 and shall not be applicable to any other charges. Landlord and Tenant agree that the abatement of rental and other payments contained in this Section is conditional and is made by Landlord in reliance upon Tenant’s faithful and continued performance of the terms, conditions and covenants of this Amendment and the Lease and the payment of all monies due Landlord hereunder. In the event that Tenant is in monetary default beyond any applicable notice and cure period under the terms and conditions of the Lease, then the unamortized portion of all conditionally abated rental shall become fully liquidated and immediately due and payable (without limitation and in addition to any and all other rights and remedies available to Landlord provided herein or at law and in equity).

During the Extension Term, Tenant shall pay to Landlord Base Rent for the Premises (excluding Suite 750, which schedule of Base Rent is set forth above, and excluding Suite 350, which schedule of Base Rent is set forth in the First Amendment and this Amendment), which shall be payable in monthly installments, as follows:

PREMISES (EXCLUSIVE OF SUITE 750 AND SUITE 350)

Dates	Annual Rate/RSF	Monthly Installment
09/01/20 — 08/31/21	$20.50	$33,985.58
09/01/21 — 07/31/22	$21.00	$34,814.50

During the Extension Term, Tenant shall pay to Landlord Base Rent for Suite 350, which shall be payable in monthly installments, as follows:

SUITE 350

Dates	Annual Rate/RSF	Monthly Installment
09/01/20 — 02/28;121	$16.50	$3,918.75
03/01/21 — 02/28/22	$17.00	$4,037.50
03/01/22 — 07/31/22	$17.50	$4,156.25

Except as otherwise expressly set forth herein, Base Rent shall be payable pursuant to the terms and conditions of Section 3 of the Lease.

5. Tenant’s Proportionate Share. Beginning on the Suite 750 Commencement Date, Tenant’s Proportionate Share, as defined in Section 1.11 of the Lease, shall be 9.763% (i.e., 42,238 / 432,633). Tenant shall have no obligation to pay Tenant’s Proportionate Share of Operating Expenses or Taxes with respect to Suite 750 for the period of time commencing with the Suite 750 Commencement Date, and continuing through the day that is three (3) months following the Suite 750 Commencement Date (prorated for any partial months).

6. Tenant’s Parking Spaces. Effective as of the Suite 750 Commencement Date, Section 1.18 of the Lease is hereby amended and restated as follows: “Tenant and its employees, agents and invitees shall have the non-exclusive right to use up to two hundred eleven (211) parking spaces (a ratio of 5:1000 rsf); provided, however, Tenant shall lease on a “must take” basis no less than one hundred twenty-six (126) parking spaces (a ratio of 3:1000 rsf). All Parking Spaces shall be in the parking garage adjacent to the Building (the “Adjacent Garage” or “Edwards Garage”); provided, however, Tenant may elect to convert up to ten (10) of the parking spaces to be designated as reserved vehicular parking spaces in the parking garage associated with the Building (the “Building Garage”) for the Lease Term, as same may be extended. Tenant’s use of the Parking Spaces is subject to (1) such reasonable Rules and Regulations (as defined herein) as Landlord may promulgate from time to time and (2) rights of ingress and egress of other tenants and their employees, agents and invitees. None of the Parking Spaces shall be assigned. Once any Parking Spaces are surrendered (provided Tenant must always have minimum of one hundred twenty-six (126) Parking Spaces in the Adjacent Garage), then Tenant may only re-lease such spaces subject to availability.”

7. Right of First Refusal. Tenant’s Right of Refusal, as set forth in Section 3 of the Rider to Lease, is hereby extended (i.e., in addition to the 4th floor of the Building) to include all space located on the 3rd and 7th floors of the Building (said 3rd and 7th floors of the Building, the “Additional Refusal Space”). Tenant’s Right of Refusal with respect to the Additional Refusal Space shall be subordinate to Landlord’s right to renew any tenant then occupying any portion of the Additional Refusal Space, as well as the rights existing as of the date of this Amendment, which are as follows:

Tenant	Area	No. of Days to Respond and Notes
Mercuria	Suite 310	5 business days
Merrill Lynch	Floors 6-10	10 business days

Further, contemporaneously with Tenant’s exercise of the Right of Refusal, Tenant shall, subject to the terms and provisions of Section 35 of the Lease, supply to Landlord its then-current financial statements for Landlord’s review. In connection with Landlord’s review of such financial statements, Landlord agrees to be reasonable, and utilize the judgment and parameters a prudent owner of a building comparable to the Building would utilize if analyzing the credit of a prospective tenant for space similar to the Refusal Space and for a lease term and procurement costs equal to the proposed term and procurement costs of the lease of the Refusal Space, and if determined to be reasonable under the circumstances, Landlord may require that the Expansion Amendment (as defined in Section 3(c) of the Rider to Lease) include a provision whereby the Letter of Credit is increased, which amount shall burn down over the term the of the lease of the Refusal Space. The exact amount of the increase in the Letter of Credit as well as the rate at which such amount will burn off shall be as reasonably determined by Landlord, taking into consideration any changes in Tenant’s financial condition between the time of this Amendment and the time of the Expansion Amendment as well as taking into consideration procurement costs associated with the lease of the Refusal Space.

8. Brokers. Tenant and Landlord each hereby represents and warrants to the other that such representing party has not dealt with any real estate brokers or leasing agents, except Cushman & Wakefield of Texas, Inc., who represents Tenant, and CBRE, Inc., who represents Landlord (collectively the “Brokers”). No commissions are payable to any party claiming through Tenant as a result of the consummation of the transaction contemplated by this Amendment, except to Brokers, if applicable. Tenant hereby agrees to indemnify and hold Landlord harmless from any and all loss, costs, damages or expenses, including, without limitation, all reasonable attorneys’ fees and disbursements by reason of any claim of or liability to any other broker, agent, entity or person claiming through Tenant (other than the Brokers) and arising out of or in connection with the negotiation and execution of this Amendment. Landlord hereby agrees to indemnify and hold Tenant harmless from any and all loss, costs, damages or expenses, including, without limitation, all reasonable attorneys’ fees and disbursements by reason of any claim of or liability to any broker, agent, entity or person claiming through Landlord and arising out of or in connection with the negotiation and execution of this Amendment.

9. Generator. Tenant shall have the right to the reasonable use of 40KVA the Building’s System A and System B generators (combined) in accordance with Exhibit D attached hereto. Tenant’s usage shall be separately metered to determine Tenant’s consumption and proportionate share of system usage. Tenant’s proportionate share of the operating costs shall be based on the Tenant’s peak metered reading from each system connection divided by the peak demand of the same system. Tenant’s peak meter and the System peak demand will be read as necessary by Landlord to determine Tenant’s annual proportionate share, but in no event will this occur less than twice annually.

10. Monument Signage. From and after the date of this Amendment, Landlord will permit Tenant, free of charge, to place its name/logo on both faces of one (1) line of one (1) multi-tenant monument sign for the Building (on a basis of joint identification with other tenants and occupants). All costs associated with the fabrication, installation, maintenance, removal and replacement of Tenant’s signage on the monument sign shall be the sole responsibility of Tenant, and Tenant shall also pay Tenant’s share (divided among the tenants with rights for signage on the monument sign) of the cost to maintain such monument sign. Tenant shall remove such signage and repair any damage caused thereby, at its sole cost and expense, upon the expiration or sooner termination of the Lease. The color, content, size and other specifications of any such signage shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed.

11. Letter of Credit. Section 5 of the Rider to Lease is hereby amended so that the face amount of the Letter of Credit is hereby increased to One Million Two Hundred Fifty Thousand and No/100ths Dollars ($1,250,000.00). Accordingly, within ten (10) business days following Tenant’s execution and delivery of this Amendment, Tenant shall remit to Landlord either (i) a replacement Letter of Credit (satisfying the requirements as set forth in Section 5 of the Rider to Lease), in which event Landlord wilt remit the original Letter of Credit to Tenant within ten (10) business days following Landlord’s receipt of the replacement Letter of Credit; (ii) Tenant shall supply to Landlord a supplemental (additional) Letter of Credit which reflects the increased amount; or (iii) an amendment to the original Letter of Credit reflecting the new face amount.

Section 5 of the Rider to Lease is further amended so that the face amount of the Letter of Credit shall automatically decline by One Hundred Seventy-Five Thousand and Non 00ths Dollars ($175,000.00) on September I, of each calendar year; provided, however, the face amount of the Letter of Credit shall never fall below Two Hundred Thousand and No/100ths Dollars ($200,000.00) (provided the expiration date of the Letter of Credit shall not occur until September 30, 2022). Notwithstanding the foregoing, the face amount of the Letter of Credit shall cease to decline for the balance of the Term of the Lease upon any event of a monetary default beyond any applicable notice and cure period, notice of which may be delivered to the issuing bank by Landlord. Further, in connection with any payment of Rent (as opposed to a monetary default beyond any applicable notice and cure period as set forth in the preceding sentence) that is overdue in excess of three (3) days, any applicable reduction effective date shall be delayed until such time as Tenant has not been late in the payment of Rent on more than one (1) occasion in the previous six (6) month period. In the event that the foregoing reduction schedule is delayed and extended, the parties will cooperate in good faith, at no cost to Landlord, to have the issuer either amend the existing Letter of Credit or issue a new Letter of Credit.

12. Miscellaneous. With the exception of those matters set forth in this Amendment, Tenant’s leasing of the Premises shall be subject to all terms, covenants and conditions of the Lease. In the event of any express conflict or inconsistency between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall control and govern. Except as expressly modified by this Amendment, all other terms and conditions of the Lease are hereby ratified and affirmed. This Amendment may be executed in any number of counterparts, and delivery of any counterpart to the other party may occur by electronic or facsimile transmission; each such counterpart shall be deemed an original instrument, but all such counterparts together shall constitute one agreement. An executed Amendment containing the signatures (whether original, faxed or electronic) of all the parties, in any number of counterparts, is binding on the parties. The parties acknowledge that the Lease is a valid and enforceable agreement and that as of the date of this Amendment, Tenant has no actual knowledge of any circumstances that would give rise to any claim in favor of Tenant against Landlord or its agents which might serve as the basis of any other set-off against accruing rent and other charges or any other remedy at law or in equity.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Amendment is dated effective as of the date and year first written above.

LANDLORD:

20 GREENWAY PLAZA LLC,

a Delaware limited liability company

By:	PRINCIPAL REAL ESTATE INVESTORS, LLC,

a Delaware limited liability company, its authorized signatory

By:	/s/ Casey A. Miller	Date:	June 15, 2015
Name:	Casey A. Miller
Title:	Investment Director Asset Management

By:	/s/ Alex E. Mather	Date:	June 15, 2015
Name:	Alex E. Mather
Title:	Investment Director Asset Management

TENANT:

SUNNOVA ENERGY CORPORATION, a Delaware corporation

By:	/s/ William J. Berger	Date:	June 2, 2015
Name:	William J. Berger
Title:	CEO

EXHIBIT A

Suite 750

EXHIBIT B

Work Letter

This is the Work Letter referred to in and specifically made a part of the Amendment to which this Exhibit B is annexed, covering the Premises (including Suite 750), as more particularly described in the Amendment. Landlord and Tenant agree as follows:

1. Defined Terms. The following defined terms shall have the meaning set forth below and, unless provided to the contrary herein, the remaining defined terms shall have the meaning set forth in the Lease and/or the Amendment:

Landlord’s Representative:	Karen Fernbach or Jeff Greensage. Landlord has designated Landlord’s Representative as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of Landlord as required in this Work Letter. Landlord shall not change Landlord’s Representative except upon notice to Tenant. Tenant acknowledges that neither Tenant’s architect nor any contractor engaged by Tenant is Landlord’s agent and neither entity has authority to enter into agreements on Landlord’s behalf or otherwise bind Landlord.

Tennant’s Representative:	Thomas Atwell. Tenant has designated Tenant’s Representative as its representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of Tenant as required in this Work Letter. Tenant shall not change Tenant’s Representative except upon prior written notice to Landlord.

Allowance:	Eight Hundred Two Thousand Two Hundred Ninety and No/100ths Dollars ($802,290.00) (i.e., $35.00 per rentable square foot of space in Suite 750, plus an additional $120,000.00), On the first day of the month directly following the ninth (9th) full month after the Suite 750 Commencement Date, Tenant shall have the right to use any portion of the remaining Allowance, up to One Hundred Ninety-Six Thousand Nine Hundred Forty and No/100ths Dollars ($196,940.00) as a credit towards future rental payments and/or Tenant’s furniture and any unused portion thereof shall be deemed to be forfeited. In addition, Tenant shall receive Two Thousand Three Hundred Thirty-Nine and 28/100ths Dollars ($2,339.28) (i.e., $0.12 per rentable square foot of space in Suite 750) for space planning.

Construction Management Fee:

Tenant shall pay a percentage of the actual hard construction costs for Tenant’s Work, for Landlord’s costs resulting from Landlord’s review of the Plans, construction management costs, use of facilities and other such costs incurred by Landlord as a result of Tenant’s Work as follows:

First $0 to $149,999, a fee of five percent (5%);

Next $150,000 to $349,999, a fee of four percent (4%),

Next $350,000 to $499,999, a fee of three percent (3%);

Next $500,000 to $999,999, a fee of two percent (2%); and

Greater than $1,000,000, a fee of (1.5%).

Notwithstanding the foregoing, in the event Tenant designates a qualified third party construction manager to supervise the Work, subject to Landlord prior approval not to be unreasonably withheld, Tenant shall pay to Landlord a supervision fee in the amount of $150.00 an hour, not to exceed $3,000.00. Landlord hereby approves Cushman & Wakefield of Texas, Inc. as Tenant’s qualified third party construction manager to supervise the Work. Tenant may utilize the Allowance to pay Tenant’s construction manager, as well as Landlord’s supervision/Construction Management Fee, as applicable.

General Contractor:	Any of Gallant Builders, Trademark Construction or Odonnell/Snider Construction

2. Landlord’s Work. Subject to the remaining terms and provisions of this Amendment, Tenant accepts Suite 750 in its current “AS IS” condition and acknowledges that Landlord shall have no obligation to do any work in or on Suite 750 to render it ready for Tenant’s use or occupancy.

3. Suite 750 Improvements. The “Suite 750 Improvements” shall mean the interior walls, partitions, doors, door hardware, wall coverings, wall base, counters, lighting fixtures, electrical and telephone wiring (from the point of general supply to all tenants on the floor of the Building upon which the Premises (including Suite 750) is located), voice and data cabling and wiring for phones and computers, metering (if applicable) and outlets, ceiling grid and tiles, floor and window coverings, HVAC system (from the point of general supply to all tenants on the floor of the Building upon which the Premises (including Suite 750) is located, as well as supplemental HVAC on the roof of the Building or other location approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed), furniture, additional plumbing for the Premises (including Suite 750), and other items of general applicability that Tenant desires to be installed in the interior of the Premises (including Suite 750). Tenant shall promptly commence and diligently prosecute to full completion Tenant’s Work in accordance with the Drawings. The parties agree that no demolition work or other Tenant’s Work shall be commenced on the Premises (including Suite 750) until such time as Tenant has provided to Landlord copies of the demolition and building permits required to be obtained from all applicable governmental authorities and all other conditions precedent have been fully satisfied. All materials, work, installations, equipment and decorations of any nature whatsoever brought on or installed in the Premises (including Suite 750) before the Suite 750 Commencement Date or during the Term shall be at Tenant’s risk, and neither Landlord nor any party acting on Landlord’s behalf shall be responsible for any damage thereto or loss or destruction thereof due to any reason or cause whatsoever, excluding by reason of Landlord’s gross negligence or willful or criminal misconduct.

4. Drawings. Tenant shall engage and pay for the services of a licensed architect to prepare a space layout, drawings and specifications for all Suite 750 Improvements (the “Drawings”), which architect shall be subject to Landlord’s reasonable approval (the “Architect”). Landlord hereby approves STG Design as the Architect. Tenant shall devote such time in consultation with the Architect as shall be necessary to enable the Architect to develop and complete detailed architectural, mechanical and engineering drawings and specifications, as necessary, for the construction of Suite 750 Improvements, showing thereon all Suite 750 Improvements, as consistent with industry standard. Tenant hereby acknowledges and agrees that it is Tenant’s sole and exclusive responsibility to cause the Suite 750 Improvements to comply with all applicable laws, including the Americans with Disabilities Act and other ordinances, orders, rules, regulations and requirements of all governmental authorities having jurisdiction thereof.

5. Landlord’s Approval. On or before the applicable Time Limit set forth below, Tenant shall submit to Landlord an electronic PDF copy, electronic CAD copy and hard copy of the complete and final Drawings for Suite 750 Improvements. The Drawings shall be subject to the approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. If Landlord should disapprove such Drawings, Landlord shall specify in writing to Tenant the reasons for its disapproval and Tenant shall cause the same to be revised to meet Landlord’s and Tenant’s mutual reasonable satisfaction and shall resubmit the same to Landlord, as so revised, on or before the applicable Time Limit set forth below. Unless a shorter time period is required herein, if Landlord fails to respond to any request for approval within five (5) business days (or ten (10) business days with respect to the initial construction drawings), Tenant may thereafter send a second written request for approval to Landlord and if Landlord fails to respond to such second request within an additional three (3) business days, then so long as the subject of the request does not materially and adversely affect the structural elements of the Building or areas outside of the Premises (including Suite 750), then such request shall be deemed to be approved; otherwise, there shall be a “Landlord Delay” which will continue until such time as Landlord has responded to such request for approval.

6. Changes. Tenant may request reasonable changes in the Drawings; provided, however, that (a) no change shall be made to the Drawings without Landlord’s Representative’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed; (b) no such request shall effect any structural change in the Building (unless approved by Landlord) or otherwise render the Premises (including Suite 750) or Building in violation of applicable laws; (c) Tenant shall pay any additional costs required to implement such change, including, without limitation, architecture and other consultant fees incurred by Tenant, and increases in construction costs, all of which may be paid for out of the Allowance; and (d) such requests shall constitute an agreement by Tenant to any delay in completion caused by Landlord’s reviewing, and processing such change, subject to the remaining terms and provisions hereof. If Tenant requests or causes any change, addition or deletion to the Premises (including Suite 750) to be necessary after approval of the Drawings, a request for the change shall be submitted to Landlord’s Representative, accompanied by revised plans prepared by the Architect, all at Tenant’s sole expense, which expenses may be paid for out of the Allowance, subject to the limitations set forth above.

7. Tenant’s Work. It is understood and agreed by the parties that, as hereinafter set forth, Tenant has elected to retain a general contractor and arrange for the construction and installation of Suite 750 Improvements itself in a good and workmanlike manner (“Tenant’s Work”). On or before the applicable Time Limit set forth below, Tenant shall submit to Landlord the names of the general contractor (to the extent other than the general contractor approved above), electrical, ventilation, plumbing and heating subcontractors (hereinafter “Major Subcontractors”), as applicable, for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. If Landlord shall reject any Major Subcontractor, Landlord shall advise Tenant of the reason(s) in writing and, Tenant shall choose another Major Subcontractor. Prior to commencement of construction of Tenant’s Work, Tenant shall notify Landlord of its estimate of the total costs for Tenant’s Work.

8. Tenant’s Construction of Suite 750 Improvements.

(a) Payment; Liens. Tenant shall promptly pay any and all costs and expenses in connection with or arising out of the performance of Suite 750 Improvements and shall furnish to Landlord evidence of such payment upon request. In the event any lien is filed against the Building or any portion thereof or against Tenant’s leasehold interest therein, the provisions of Article 20 of the Lease shall apply.

(b) Indemnity. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all suits, claims, actions, loss, cost or expense (including claims for workers’ compensation, reasonable attorneys’ fees and costs) based on personal injury or property damage (subject to the terms and provisions of Section 9.D of the Lease) caused in, or contract claims (including, but not limited to claims for breach of warranty) arising from Tenant’s Work. Subject to the terms and provisions of Section 9.D of the Lease, Tenant shall repair or replace (or, at Landlord’s election, reimburse Landlord for the reasonable cost of repairing or replacing) any portion of the Building or item of Landlord’s equipment or any of Landlord’s real or personal property damaged, lost or destroyed in the construction of Suite 750 Improvements by or on behalf of Tenant.

(c) Contractors. The Major Subcontractors employed by Tenant and any subcontractors thereof shall be (i) duly licensed in the state in which Suite 750 are located, to the extent required by applicable law, and (ii) except as otherwise approved herein, subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. On or before the commencement of any construction activity in the Premises (including Suite 750), Tenant and Tenant’s contractors shall obtain and provide Landlord with certificates evidencing Workers’ Compensation, public liability and property damage insurance in amounts and forms and with companies reasonably satisfactory to Landlord. If Landlord should disapprove such insurance, Landlord shall specify to Tenant the reasons for its disapproval within five (5) business days after delivery of such certificates. Tenant’s agreement with its contractors shall require such contractors to provide daily clean-up of the construction area to the extent such clean-up is necessitated by the construction of Tenant Work, and to take reasonable steps to minimize interference with other tenants’ use and occupancy of the Building. Nothing contained herein shall make or constitute Tenant as the agent of Landlord. Tenant and Tenant’s contractors shall comply with any other reasonable rules, regulations or requirements that Landlord may impose.

(d) Use of Common Areas. During the construction period of Tenant’s Work and during the installation of Tenant’s furniture, fixtures and equipment, Tenant shall be allowed to use, at no cost to Tenant, a freight elevator for the purpose of hoisting materials, equipment and personnel to the Premises (including Suite 750). Also during the construction period, Tenant shall ensure that the Building and all common areas and the Premises (including Suite 750) are kept in a clean and safe condition at all times. After hours construction activities by Tenant outside of the Premises (including Suite 750) shall require reimbursement to Landlord for its costs for after-hours security (the charge of which is the hourly rate of the security guard plus fifteen percent (15%) with a four (4) hour minimum), which amount shall be in addition to the Construction Management Fee. Further, all construction activities shall be conducted so as to use reasonable efforts to minimize interference with the use and occupancy of the Building by the tenants thereof. Such entry shall be deemed to be under all the terms, covenants, provisions and conditions of the Lease, other than Tenant’s obligation to pay Rent, except as otherwise expressly set forth in this Amendment.

(e) Coordination. All work performed by Tenant shall be coordinated with Landlord’s Representative. Tenant shall timely notify and invite Landlord’s Representative to all construction meetings (with contractors, engineers, architects and others), and supply all documentation reasonably requested by Landlord’s Representative.

(f) Assumption of Risk. All materials, work, installations, equipment and decorations of any nature whatsoever brought on or installed in the Premises (including Suite 750) pursuant to the provisions of this Work Letter before the Suite 750 Commencement Date or throughout the Term shall be at Tenant’s risk, and neither Landlord nor any party acting on Landlord’s behalf shall be responsible for any damage thereto or loss or destruction thereof due to any reason or cause whatsoever, excluding by reason of Landlord or such other party’s gross negligence or willful or criminal misconduct.

9. Time Limits. The following maximum time limits and periods shall be allowed for the indicated matters:

Action	Time Limit

Tenant submits Drawings to Landlord for review and approval.	On or before 10 business days after the date of mutual execution of this Amendment.

Landlord notifies Tenant and the Architect of its approval of the Drawings with any required changes in detail.	On or before 5 business days after the date of Landlord’s receipt of the Drawings.

Tenant notifies Landlord of its selection of major subcontractors.	On or before I 0 business days after the date of mutual execution of this Amendment.

Landlord approves/disapproves Tenant’s major subcontractors.	On or before 5 business days after the date of Landlord’s receipt of the list of major subcontractors.

If applicable, Landlord and Tenant mutually approve the final revised list of major subcontractors.	On or before 3 business days after the date of Landlord’s receipt of a revised list of major subcontractors.

If applicable, Landlord and Tenant mutually approve the final revised Drawings.	On or before 3 business days after the date of Landlord’s receipt of revised Drawings.

Tenant submits Drawings for building permit, if applicable.	On or after the date Tenant and Landlord mutually approve the final, revised Drawings; provided, however, Tenant may submit the Drawings sooner, as determined by Tenant.

Tenant allowed access to Suite 750 to commence Construction of Suite 750 Improvements	After providing copies of the building permit(s) and the contractors meeting all of Landlord’s reasonable insurance requirements.

Except as may be otherwise specifically provided for herein, in all instances where either Tenant’s or Landlord’s approval is required, if no written notice of disapproval is given within the applicable Time Limit, at the end of such period the applicable party shall be deemed to have given its approval and the next succeeding time period shall commence. Any delay by Tenant in any of the foregoing dates (including any “re-do”, continuation or abatement of any item due to Tenant’s or Landlord’s disapproval thereof) shall automatically delay all subsequent deadlines by a like amount of time.

10. Allowance.

(a) Landlord shall contribute to the costs and expenses of all costs for the planning, design, permitting, construction and construction management of the Suite 750 Improvements, in an amount not to exceed Allowance. If the final costs for Tenant’s Work exceed Allowance, those Excess Costs shall be paid by Tenant. Provided the Lease as hereby amended is in full force and effect and Tenant is not in default hereunder beyond any applicable notice and cure period, Landlord shall pay the Allowance to Tenant consistent with the terms and conditions of this Section.

(b) The Allowance shall be payable to Tenant upon written requisition (“Draw Request”) in installments as the Tenant’s Work progresses, but in no event more frequently than on one (1) occasion during any thirty (30) day period. Landlord may withhold ten percent (10%) of the Allowance (on each Draw Request) until such time as Landlord has received the final Draw Request. The amount of each installment of the Allowance payable pursuant to any such Draw Request shall be an amount equal to the actual costs paid by Tenant for completed portions of the Tenant’s Work referenced in such Draw Request (as evidenced by the paid invoices delivered to Landlord in accordance with the next sentence), less the applicable retainage. Prior to the release of any such installment, Tenant shall deliver to Landlord such Draw Request which shall be accompanied by (i) paid invoices for the Tenant’s Work performed since the last disbursement subject to customary retentions; (ii) a certificate signed by the Architect or Tenant’s Representative certifying that the Tenant’s Work represented by the aforesaid invoices has been satisfactorily completed in accordance with the Drawings; and (iii) partial lien waivers by the general contractor and all Major Subcontractors for work covered by the prior disbursement. Upon Landlord’s receipt and approval of the Draw Request, Landlord shall disburse the Allowance less the allocable portion of the Construction Management Fee. Payment by Landlord shall be made within thirty (30) days, unless Landlord notifies Tenant, in writing, of its rejection (and the reasons therefor) of any or all of the Draw Request. To the extent Landlord does not so reject any portion of said Draw Request, Landlord shall timely pay such acceptable portion of the Draw Request.

(c) Following the Substantial Completion Date (as defined below), Tenant shall submit to Landlord Tenant’s final Draw Request which shall include (i) “as built” drawings showing all of Tenant’s Work, (ii) a detailed breakdown of Tenant’s final and total construction costs, together with receipted invoices showing payment thereof, (iii) a certified, written statement from the Architect that all of Tenant’s Work has been completed in accordance with the Drawings, (iv) supporting final lien waivers, and releases executed by the General Contractor, and the Major Subcontractors, and (v) a copy of a certificate of occupancy or temporary certificate of occupancy required with respect to the Premises (including Suite 750), if applicable, together with all licenses, certificates, permits and other government authorizations necessary in connection with Tenant’s Work. Upon Landlord’s receipt and approval of the final Draw Request, Landlord shall disburse the Allowance less the Construction Management Fee. Payment of the final Draw Request by Landlord shall be made within thirty (30) days, unless Landlord notifies Tenant, in writing, of its rejection (and the reasons therefor) of any or all of the final Draw Request. To the extent Landlord does not so reject any portion of said Draw Request, Landlord shall timely pay such acceptable portion of the final Draw Request.

11. Substantial Completion. Suite 750 Improvements shall be deemed substantially complete when all work called for by the Drawings has been finished and the Premises (including Suite 750) is ready to be used and occupied by Tenant, even though minor items may remain to be installed, finished or corrected (“Substantial Completion Date” or the “Date of Substantial Completion”). Tenant shall cause the contractors to diligently complete any items of work not completed when the Premises (including Suite 750) are substantially complete. In the event of any dispute as to substantial completion of Suite 750 Improvements, the statement of Landlord’s construction manager shall be conclusive. Substantial completion shall have occurred notwithstanding punch list items. Promptly after the Substantial Completion Date, the parties will execute an instrument in the form attached hereto as Exhibit C, setting forth the Suite 750 Commencement Date, so that said date is certain and such instrument, when executed, is hereby made a part of this Amendment and incorporated herein by reference. NO DELAY IN THE SUBSTANTIAL COMPLETION DATE SHALL CAUSE THE RENT SUITE 750 COMMENCEMENT DATE TO BE DELAYED; PROVIDED, HOWEVER, TO THE EXTENT THE SUBSTANTIAL COMPLETION DATE DOES NOT OCCUR WITHIN NINETY (90) DAYS FOLLOWING THE DELIVERY DATE, AND SUCH DELAY IS DUE TO A LANDLORD DELAY, THEN THE SUITE 750 COMMENCEMENT DATE SHALL BE DELAYED BY THE SAME AMOUNT OF TIME AS THE LANDLORD DELAY. MOREOVER, IF THE LANDLORD DELAY CAUSES THE SUBSTANTIAL COMPLETION

DATE TO EXTEND BEYOND ONE HUNDRED TWENTY (120) DAYS FOLLOWING THE DELIVERY DATE, THEN IN ADDITION TO THE EXTENSION OF THE RENT SUITE 750 COMMENCEMENT DATE, TENANT SHALL ALSO BE ENTITLED TO ONE (1) ADDITIONAL DAY OF ABATED BASE RENT FOR EACH DAY THAT THE LANDLORD DELAY CAUSES THE SUBSTANTIAL COMPLETION DATE TO EXTEND BEYOND SUCH DATE.

12. No Representations or Warranties. Notwithstanding anything to the contrary contained in this Amendment, Landlord’s participation in the preparation of the Drawings, the cost estimates for Tenant and the construction of Suite 750 Improvements shall not constitute any representation or warranty, express or implied, that (i) the Drawings are in conformity with applicable governmental codes, regulations or rules or (ii) Suite 750 Improvements, if built in accordance with the Drawings, will be suitable for Tenant’s intended purpose. Tenant acknowledges and agrees that Suite 750 Improvements are intended for use by Tenant and the specification and design requirements for such improvements are not within the special knowledge or experience of Landlord. Landlord’s obligations shall be to review the Drawings; and any additional cost or expense required for the modification thereof to more adequately meet Tenant’s use, whether during or after construction thereof, shall be borne entirely by Tenant.

EXHIBIT B-1

Plans

EXHIBIT C

Confirmation of Terms and Dates

Re:

Second Amendment to Office Building Lease (the “Amendment”) dated June 1, 2015, between 20 GREENWAY PLAZA LLC, a Delaware limited liability company (“Landlord”) and SUNNOVA ENERGY CORPORATION, a Delaware corporation (“Tenant”) for the premises located at 20 East Greenway Plaza, Suites 475 and 750, Houston, Texas 77046 (“Premises”).

The undersigned, as Tenant, hereby confirms as of this                  day of                     , 20        , the following:

1.	The Delivery Date is: .

2.	The Suite 750 Commencement Date is .

3.	The Extension Expiration Date is July 31, 2022.

4. The schedule of Base Rent is:

SUITE 750

Dates	Annual Rate/RSF	Monthly Installment
-	$18.00	$0.00	*
-	$18.00	$29,241.00
-	$18.50	$30,053.25
-	$19.00	$30,865.50
-	$19.50	$31,677.75
-	$20.00	$32,490.00
-	$20.50	$33,302.25
- 07/31/22	$21.00	$34,114.50

ORIGINAL PREMISES

Dates	Annual Rate/RSF	Monthly Installment
09/01/20 - 08131/21	$20.50	$33,985.58
09/01/21 - 07/31/22	$21.00	$34,814.50

SUITE 350

Dates	Annual Rate/RSF	Monthly Installment
09/01/20 - 02/28/21	$16.50	$3,918.75
03/01/21 - 02/28/22	$17.00	$4,037.50
03/01/22 - 07/31/22	$17.50	$4,156.25

* Subject to any abatement contingencies set forth in the Amendment.

5. All alterations and improvements, if any, required to be performed by Landlord pursuant to the terms of the Amendment to prepare Suite 750 for Tenant’s initial occupancy have been satisfactorily completed. There are no offsets or credits against Rent or other amounts owed by Tenant to Landlord, except:                                                                      . As of the date hereof, to Tenant’s actual knowledge, Landlord has fulfilled all of its obligations under the Lease, as amended. The Lease, as amended, has not been modified, altered, or amended, and to Tenant’s actual knowledge, is in full force and effect. To Tenant’s actual knowledge, there are no defaults by Landlord under the Lease.

TENANT:

SUNNOVA ENERGY CORPORATION, a Delaware corporation

By:
Name:
Title:

EXHIBIT D

AUXILIARY POWER SYSTEMS

20 GREENWAY PLAZA

There are currently three (3) auxiliary power systems serving the Building: System A, System B, and the Olympian Generator (each an “Auxiliary Power System”). Tenant may only connect to System A (which serves the third floor) and System 13 (which serves the seventh floor) as allowed by the terms and conditions in the Lease for so long as Tenant pays all applicable charges as required by the Lease.

Tenant shall be responsible for all reasonable costs and expenses incurred for the initial work associated with Tenants’ connection to the applicable Auxiliary Power System (including, but not limited to, switch gear, transformers, circuit breakers, and meters) and for any subsequent work associated with Tenant’s connection during the Lease Term. Tenant will be required to use Landlord’s designated contractor and MEP Engineer for the initial connection to the applicable Auxiliary Power System.

In addition, Tenant shall pay for its proportionate share of the total reasonable costs of operating and maintaining (collectively the “operating costs”) the Auxiliary Power System to which Tenant is connected as reasonably determined by Landlord’s property management company. The operating costs shall include, but are not limited to, electrical consumption, service contracts, maintenance, parts replacement, capital expenditures (amortized or otherwise included per reasonable accounting guidelines or principles), engineering consulting services, meter reading, fire suppression systems, supplemental cooling, and other reasonably necessary costs to adequately maintain and operate said systems.

Landlord will estimate Tenant’s proportionate share of the operating costs of the Auxiliary Power System to which Tenant is connected on a calendar year basis. Tenant will pay its estimated annual costs on a monthly basis in advance. Within one hundred twenty (120) days after the end of each calendar year (or as soon as reasonably possible thereafter), Landlord will reconcile actual costs to estimated annual costs. If actual costs exceed the estimated annual costs recovered, Tenant will pay the additional cost within thirty (30) days from receipt of notice from Landlord. If actual costs are less than the estimated annual costs recovered, Tenant will be credited the difference the following month, provided if the Lease Term has expired, or the Lease otherwise terminated, Landlord shall pay such difference to Tenant within thirty (30) days following the date of determination by Landlord. Tenant’s rights to conduct a Tenant Review, as set forth in Section 6 of the Lease, shall extend to the operating costs of the Auxiliary Power System. The terms of this paragraph shall survive the expiration or earlier termination of the Lease.

Landlord does not represent or warrant the condition, operation, continuance and/or quality of any Auxiliary Power System; provided however, Landlord shall maintain the Auxiliary Power Systems and all associated equipment (including but not limited to transfer switch and diesel fuel) by using a licensed maintenance company. Tenant accepts the applicable Auxiliary Power System in its present “as is” condition and connects to the applicable Auxiliary Power System at its sole risk. In no event shall Landlord, its parent, partners, subsidiaries, or any other related or affiliated entities, and their respective officers, directors, shareholders, and employees (collectively, the

“Landlord Indemnitees”) be liable for, and Tenant hereby waives and releases all claims against such persons and entities, for, business interruption, consequential damages, and/or indirect damages, inducing without limitation, loss of profits, loss of production, and loss of use of profits, sustained by Tenant or any person or entity claiming by, through, or under Tenant resulting from failure or inability to provide auxiliary electricity in or upon the Premises from any cause whatsoever, including, without limitation, damage caused in whole or in part, directly or indirectly, by the negligence of the Landlord indemnitees. During any period of interruption lasting more than three (3) business days, Tenant shall be entitled to an abatement of amounts applicable to Tenant’s use of the generator (retroactive to the date of the interruption) until such time as the generator is available for Tenant’s use.